EXHIBIT 99.1

J.Jill, Inc. Appoints James S. Scully to Board of Directors

Quincy, MA – August 15, 2017 – J.Jill, Inc. (NYSE:JILL) today announced the appointment of James S. Scully to its Board of Directors, effective immediately.

“Jim is a highly regarded retail veteran with over 20 years in the consumer sector. He brings a strong operational and strategic background that will be a great addition to our Board,” commented Michael Rahamim, Chairman of J.Jill.

“I am honored to be joining J. Jill's Board of Directors,” said Mr. Scully. “I have admired J. Jill's strategy over the years, specifically its leading omnichannel capabilities and strong relationship with its customers. I look forward to working with Paula Bennett, President & CEO, and the board to contribute to the company’s next phase of growth.”

Mr. Scully currently serves as Executive Vice President and Chief Operating Officer of Avon Products, Inc. Prior to his role at Avon Products, Inc., Mr. Scully served as Chief Operating Officer of J. Crew Group, Inc. He joined J. Crew in 2005 as the company’s Chief Financial Officer and later held the role of Chief Administrative Officer. His responsibilities included all aspects of Finance (Accounting, Financial Planning and Analysis, Treasury and Investor Relations) as well as Operations (Information Technology, Global Supply Chain, Production/Sourcing, Legal, Real Estate, Planning and Construction, Loss Prevention and Facilities). Prior to working at J. Crew, Mr. Scully spent eight years at Saks Incorporated, most recently serving as Executive Vice President-Human Resources and Strategic Planning. During his tenure at Saks Incorporated, Mr. Scully also held the positions of Senior Vice President-Strategic and Financial Planning, and Senior Vice President-Treasurer. Mr. Scully began his career at Connecticut National Bank and later became Senior Vice President-Corporate Finance at NationsBank (now Bank of America).

About J.Jill, Inc.
J.Jill is an omnichannel premier retailer and nationally recognized women’s apparel brand committed to delighting customers with great wear-now product. The brand represents an easy, relaxed, inspired style that reflects the confidence and comfort of a woman with a rich, full life. J.Jill offers a guiding customer experience through more than 270 stores nationwide and a robust e-commerce platform. J.Jill is headquartered outside Boston. For more information, please visit www.JJill.com. The information included on our website is not incorporated by reference herein.